Exhibit 99.1

NEWS

Georgia Gulf Reports First Quarter 2011 Financial Results

ATLANTA— May 4, 2011 — Georgia Gulf Corporation (NYSE: GGC) today announced financial results for its first quarter ended March 31, 2011.

Georgia Gulf reported net income of $12.1 million, or $0.35 per diluted share, for the first quarter of 2011, compared to a net loss of $19.0 million, or $0.56 per diluted share, during the same quarter in the previous year.

The company reported operating income of $36.6 million for the first quarter of 2011 compared to an operating loss of $10.5 million for the first quarter of 2010.  The increase in operating income was primarily driven by higher ECU values and higher chlorovinyls and aromatics sales volumes and prices, partially offset by higher raw materials costs.  These factors also contributed to net sales of $787.9 million for the first quarter of 2011, 25 percent higher than the net sales of $631.5 million reported in the first quarter of 2010.

“We are very pleased with the improvement in our financial results as compared to the first quarter of 2010.   The recovery in the chemicals division continues to be strengthened by the advantaged position of North American energy costs.   The cost advantage of natural gas versus oil on a BTU basis provides a solid foundation to compete in the global petrochemicals markets.  This advantage is expected to continue for at least the next several years and will favorably influence the operating rates in our chlorovinyls chain regardless of the pace of the domestic economic recovery,” said Paul Carrico, president and chief executive officer.  “Alternately, the increased costs of PVC and other raw materials is challenging margins in our Building Products segment. North American demand continues on a very slow pace to recovery as housing and construction markets have remained weak so far in 2011.   We continue to build on the improvements we have made in this business during the last two years to take advantage of the eventual recovery in both the economy and housing.”

Chlorovinyls

In the Chlorovinyls segment, first quarter 2011 net sales increased to $326.3 million from $287.7 million during the first quarter of 2010. The segment posted operating income of $37.7 million, compared to an operating loss of $8.7 million during the same quarter in the prior year.  The increase in both net sales and operating income was primarily due to higher caustic soda sales prices and higher PVC sales volumes compared to the first quarter of 2010.

Aromatics

In the Aromatics segment, net sales increased to $304.1 million for the first quarter of 2011 from $190.7 million during the first quarter of 2010. The increase was primarily due to higher sales volumes and prices for all products.  During the first quarter of 2011, the segment recorded operating income of $19.8 million, compared to $9.6 million during the same quarter in 2010. The increase in operating income was primarily due to inventory holding gains that resulted from raw material prices increasing throughout the quarter and a significant increase in sales volumes for all aromatics products.

Building Products

In the Building Products segment, net sales were $157.5 million for the first quarter of 2011, three percent higher compared to the $153.1 million recorded during the same quarter in the prior year. The recently acquired Exterior Portfolio business contributed $12.4 million of sales from February 9, 2011 through March 31, 2011.  Net sales on a constant currency basis excluding the Exterior Portfolio acquisition declined 8 percent.  This sales decline was primarily driven by lower sales volumes in the first quarter of 2011, compared to higher volumes in the first quarter of 2010.  The higher volumes in the first quarter of 2010 were driven in part by housing and construction related tax incentives available in both the United States and Canada, which expired at various times after the end of that quarter.  The segment’s operating loss was $12.1 million for the first quarter of 2011, compared to a $3.7 million operating loss during the same quarter the prior year. The increase in operating loss was primarily due to a change in the geographic sales mix and higher raw materials, conversion and selling costs. The operating loss for the first quarter of 2011 includes a reversal of a non-income tax reserve, Exterior Portfolio acquisition costs and inventory purchase accounting adjustments which are a net benefit of $1.2 million.

Liquidity

As of March 31, 2011, the company had $33.5 million of cash on hand as well as $213.0 million of borrowing capacity available under its asset-backed loan (ABL) facility.  During the first quarter of 2011, liquidity decreased by approximately $141.1 million when compared to the end of the fourth quarter of 2010 primarily due to the cash used for the Exterior Portfolio acquisition, an increase in working capital needs driven by larger sales volumes in our chemicals business and the seasonal increase in working capital needs of the business.  Compared to liquidity at the end of the first quarter of 2010, liquidity increased by $71.0 million.

The company previously announced that on January 14, 2011 it amended and extended its $300 million ABL agreement.  The amended agreement matures in January 2016, two years later than the original maturity date.  The LIBOR-based interest rates on the ABL were reduced from a range of LIBOR plus 325-400 basis points to a range of LIBOR plus 250-300 basis points, and the Base Rate and Canadian Index Rate interest rates were reduced from a range of the Base Rate or Canadian Index Rate plus 225-300 basis points to a range of the Base Rate or Canadian Index Rate plus 150-200 basis points.  The $15 million availability block in the original agreement was also removed and the overall fee structure reduced.

Other Events

On April 4, 2011, the company redeemed the aggregate principal amount of $22.1 million of its 7.125% Senior Notes due 2013 and 9.5% Senior Notes due 2014.

On April 14, 2011, the company announced that, due to reduced ethylene supply and reduced operating rates for chlorine at its production facility in Plaquemine, La., it declared a force majeure event for PVC shipments. The company now expects the force majeure to continue to impact PVC shipments through the end of the second quarter of 2011.

Conference Call

The company will discuss first quarter financial results and business developments via conference call and webcast on Thursday, May 5, at 10:00 a.m. Eastern time.  To access the company’s first-quarter conference call, please dial (877) 312-5406 (domestic) or (706) 679-9856 (international). To access the conference call via webcast, log on to http://phx.corporateir.net/phoenix.zhtml?p=irol-eventDetails&c=112207&eventID=3982088. Playbacks will be available from 1:00 p.m. Eastern time on Thursday, May 5, until 11:59 p.m. Eastern time on Thursday, May 19. Playback numbers are (706) 645-9291 (domestic) or (706) 645-9291 (international). The conference call ID number is 62455512.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The company’s vinyl-based building and home improvement products, marketed under Royal Group and Exterior Portfolio brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers. For more information, visit www.ggc.com.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward looking statements relate to, among other things, our belief regarding the possible duration of the force majeure event discussed in this press release and the duration of the resulting impact on customer orders and shipments, our expectations regarding the impact of the force majeure event on our sales and adjusted EBITDA guidance for 2011, our financial statements and results, and expectations of future results.   Forward-looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions, as well as the execution of our business strategy, and actual results may be materially different.  Risks and uncertainties inherent in these assumptions include, but are not limited to, uncertainties regarding future prices for our products,  industry capacity levels for our products, raw materials and energy costs and availability, feedstock availability and prices, the length of time it will take our Plaquemine plant to return to normal operating rates and inventory levels, changes in governmental and environmental regulations that may make it more difficult or expensive to operate our businesses or manufacture our products, our ability to generate sufficient cash flows from our business, future economic conditions in the specific industries to which our products are sold, global economic conditions, the effectiveness of certain previously disclosed and recently implemented changes to our internal control over financial reporting, our ability to successfully integrate and execute our business plans for acquisitions and other factors discussed in the Securities and Exchange Commission Filings of Georgia Gulf Corporation from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2010.

CONTACTS:

Investor Relations

Martin Jarosick

(770) 395-4524

Media

Alan Chapple

(770) 395-4538

chapplea@ggc.com

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except par value and share data)	March 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$33,498	$122,758
Receivables, net of allowance for doubtful accounts of $9,974 in 2011 and $10,026 in 2010	377,152	267,662
Inventories	351,889	261,235
Prepaid expenses	21,038	16,606
Income tax receivables	778	899
Deferred income taxes	10,470	7,266
Total current assets	794,825	676,426
Property, plant and equipment, net	669,075	653,137
Goodwill	215,465	209,631
Intangible assets, net of accumulated amortization of $12,421 in 2011 and $11,873 in 2010	48,267	14,351
Deferred income taxes	8,626	8,078
Other assets, net	86,539	89,927
Non-current assets held for sale	14,151	14,151
Total assets	$1,836,948	$1,665,701
Liabilities and Stockholders’ Equity
Current portion of long-term debt	$61,656	$22,132
Accounts payable	237,308	132,639
Interest payable	13,050	22,558
Income taxes payable	4,865	2,910
Accrued compensation	14,927	38,382
Liability for unrecognized income tax benefits and other tax reserves	2,918	8,822
Other accrued liabilities	51,309	48,536
Total current liabilities	386,033	275,979
Long-term debt	702,213	667,810
Liability for unrecognized income tax benefits	48,692	46,884
Deferred income taxes	199,168	189,805
Other non-current liabilities	38,503	40,631
Total liabilities	1,374,609	1,221,109
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock—$0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 33,968,489 in 2011 and 33,962,291 in 2010	340	340
Additional paid-in capital	476,920	476,276
Accumulated deficit	(19,686)	(31,814)
Accumulated other comprehensive income (loss), net of tax	4,765	(210)
Total stockholders’ equity	462,339	444,592
Total liabilities and stockholders’ equity	$1,836,948	$1,665,701

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
(In thousands, except earnings per share data)	2011	2010
Net sales	$787,936	$631,450
Operating costs and expenses:
Cost of sales	712,228	604,371
Selling, general and administrative expenses	38,485	37,858
Restructuring costs (income)	582	(305)
Total operating costs and expenses	751,295	641,924
Operating income (loss)	36,641	(10,474)
Interest expense, net	(16,469)	(17,835)
Foreign exchange loss	(600)	(5)
Income (loss) before income taxes	19,572	(28,314)
Provision (benefit) for income taxes	7,444	(9,283)
Net income (loss)	$12,128	$(19,031)
Earnings (loss) per share:
Basic	$0.35	$(0.56)
Diluted	$0.35	$(0.56)
Weighted average common shares:
Basic	33,967	33,720
Diluted	33,981	33,720

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
(In thousands)	2011	2010
Cash flows from operating activities:
Net income (loss)	$12,128	$(19,031)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	25,449	24,887
Foreign exchange gain	(214)	(531)
Deferred income taxes	2,755	(12,222)
Excess tax benefits from share-based payment arrangements	(13)	(583)
Stock based compensation	805	712
Other non-cash items	(157)	6,188
Change in operating assets, liabilities and other	(117,355)	(41,429)
Net cash used in operating activities	(76,602)	(42,009)
Cash flows from investing activities:
Capital expenditures	(10,869)	(10,955)
Proceeds from sale of property, plant and equipment, and assets held-for sale	22	770
Acquisition, net of cash acquired	(71,623)	—
Net cash used in investing activities	(82,470)	(10,185)
Cash flows from financing activities:
Repayments on ABL revolver	(72,304)	(132,378)
Borrowings on ABL revolver	143,118	193,562
Repayment of long-term debt	—	(13)
Fees paid to amend or issue debt facilities	(1,480)	(3,020)
Excess tax benefits from share-based payment arrangements	13	3,328
Net cash provided by financing activities	69,347	61,479
Effect of exchange rate changes on cash and cash equivalents	465	(148)
Net change in cash and cash equivalents	(89,260)	9,137
Cash and cash equivalents at beginning of period	122,758	38,797
Cash and cash equivalents at end of period	$33,498	$47,934

GEORGIA GULF CORPORATION AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended
	March 31,
(In thousands)	2011		2010
Segment net sales:
Chlorovinyls	$326,319		$287,711
Building Products	157,504		153,050
Aromatics	304,113		190,689
Net Sales	$787,936		$631,450

Segment operating income (loss):
Chlorovinyls	$37,740	(1)	$(8,652	)(3)
Building Products	(12,066	)(2)	(3,673	)(4)
Aromatics	19,782		9,645
Unallocated corporate	(8,815)		(7,794)
Total operating income (loss)	$36,641		$(10,474)

(1)          Includes $0.8 million reversal of non-income tax reserve

(2)          Includes $2.4 million acquisition deal costs and inventory purchase accounting adjustment, offset by $3.6 million reversal of non-income tax reserve

(3)          Includes $1.0 million of income primarily due to reversal of remediation accrued as restructuring expense in the previous period

(4)          Includes $0.6 million for restructuring costs

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